Exhibit 10.2
AMENDMENT NO. 1 TO
STOCK PURCHASE AGREEMENT
          This Amendment No. 1 to the Stock Purchase Agreement (the “Amendment”) dated April 28, 2008, is made by and between EZPAWN Florida, Inc. a Delaware corporation (the “Buyer”) and Value Financial Services, Inc., a Florida corporation (the “Company”).
RECITALS
          Whereas, the Buyer and the Company executed and delivered that certain Stock Purchase Agreement on March 14, 2008, for the purchase and sale of up to 6,646,359 shares of common stock of the Company (the “Purchase Agreement”);
               Whereas, the Buyer and the Company desire to extend the deadline for completion of the Due Diligence Investigation and closing of the transaction;
          Now therefore, in consideration of the premises and the mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Buyer and the Company agree as follows:
1.	Definitions. Section 1 of the Purchase Agreement is amended by adding the following definition:

“Due Diligence End Date” shall mean 5:00 o’clock p.m. CDT on May 13, 2008.

2.	Tender Offer. Section 6.1 of the Purchase Agreement is amended by deleting the existing language and inserting in its place the following:
               The Company covenants that on or before May 19, 2008, the Company will make a cash tender offer to its shareholders to purchase up to 6,646,369 shares of its issued and outstanding capital stock (“Capital Stock”), which number of shares includes all shares of common stock issuable upon conversion of all other classes of Capital Stock to common stock (“Tender Offer”). The Tender Offer shall be for a purchase price of $11.00 per share.
3.	Closing. Section 3.2 of the Purchase Agreement is amended by deleting the words “April 30, 2008” and inserting in their place, “June 26, 2008.”

4.	Due Diligence. Section 8.7 of the Purchase Agreement is amended by deleting the existing language and inserting in its place the following:
               8.7 Due Diligence. Buyer shall have provided written notice to the Company prior to the Due Diligence End Date that it has completed the Due Diligence Investigation and desires to proceed with the transactions contemplated by this Agreement.
5.	Termination.
(a)	Subsection 9.1(c) of the Purchase Agreement is amended by deleting the existing language and inserting in its place the following:
               9.1(c) By the Buyer for any reason prior to the Due Diligence End Date;
(b)	Subsection 9.1(d) of the Purchase Agreement is amended by deleting the existing language and inserting in its place the following:
               9.1(d) By the Company if the Buyer hasn’t provided written notice to the Company prior to the Due Diligence End Date that it desires to proceed with the transactions contemplated by this Agreement;

(c)	Subsection 9.1(f) of the Purchase Agreement is amended by deleting the words, “May 31, 2008” and inserting in their place, “June 26, 2008”.
6.	Exclusive Dealing. Subsection 11.12 of the Purchase Agreement is amended by deleting the existing language and inserting in its place the following:
               11.12 Exclusive Dealing. Prior to the Due Diligence End Date, (or such earlier termination of this Agreement pursuant to Section 9 above), no director or officer of the Company, or any representative of such Person shall: (a) conduct or cause to be conducted negotiations with third parties regarding the sale or potential sale of the assets or capital stock of the Company; or (b) solicit the submission of proposals or offers from any Person, or otherwise cooperate in any way to facilitate or encourage such proposal by any Person or entity other than Buyer, relating to the sale or potential sale of the assets or capital stock of the Company.
          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date and year first above written.

EZPAWN Florida, Inc.

By:

Daniel Tonissen, Senior Vice President
and Chief Financial Officer

Value Financial Services, Inc.

By:

Printed Name:
Its: